Exhibit 99.1

INVESTOR CONTACT:
Terry McGovern
Vision Advisors
415-902-3001
mcgovern@visionadvisors.net

IRVINE, Calif.,  May 4, 2012 --Location Based Technologies, Inc. (OTCBB:LBAS.ob – News) a leading service provider of personal, pet and asset GPS locators and devices, today announced that it has signed a Consulting Agreement with Dave Dettman (a.k.a. Dr. Gadget). Under the terms of the Agreement, Dettman will help LBT build a comprehensive retail marketing plan and establish a product and location services awareness campaign. Dettman has previously worked with LBT and presented PocketFinder products on television shows The View and Extra!

“We are committed to making a concerted marketing push this year,” said CEO, Dave Morse. “Dr. Gadget is a well-known television personality and he is a trusted name in consumer electronics. His assistance will help commercialize our products in a very credible way.”

“In the ever changing world of consumer electronics PocketFinder has proven itself to be a fan favorite,” said Dettman. “I am truly excited to work with the LBT team to develop its awareness and market presence.”

About Location Based Technologies

A publicly traded company (OTCBB:LBAS.ob - News), Location Based Technologies, headquartered in Irvine, CA, designs and develops leading-edge personal locator GPS devices and services that incorporate patented, proprietary technologies designed to enhance and enrich the way businesses and families interact globally. Visit the website, www.pocketfinder.com, for more information on personal locator devices from PocketFinder.

PocketFinder and Location Based Technologies, Inc. are trademarks of Location Based Technologies, Inc. registered in the U.S. and other countries.

This news release contains forward-looking statements that involve risks and uncertainties.  Actual results and outcomes may differ materially from those discussed or anticipated.  For a more detailed discussion of these and associated risks, see the company's most recent document filed with the Securities and Exchange Commission.